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                                                                     EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES

                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratio)

                                             2001          2000         1999         1998         1997
                                             ----          ----         ----         ----         ----
Earnings:
     Pretax income                          $13,507       $44,393      $45,130      $32,779      $33,697
     Interest                                37,887        37,523       28,573       20,506       18,890
     Interest in leases                       1,507         1,719        1,548        1,507        1,152
     Amortization of capitalized interest       409           338          242          190          123
                                            -------       -------      -------      -------      -------
                                            $53,310       $83,973      $75,493      $54,982      $53,862
                                            =======       =======      =======      =======      =======

Fixed charges:
     Interest                               $37,887       $37,523      $28,573      $20,506      $18,890
     Capitalized interest                       513           895        1,032        1,215          118
     Interest in leases                       1,507         1,719        1,548        1,507        1,152
     Amortization of capitalized interest       409           338          242          190          123
                                            -------       -------      -------      -------      -------
                                            $40,316       $40,475      $31,395      $23,418      $20,283
                                            =======       =======      =======      =======      =======

Ratio:                                         1.3x          2.1x         2.4x         2.3x         2.7x

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